EXHIBIT 8D

                         FEE INFORMATION FOR SERVICES AS
                   PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT

                                BOSTON 1784 FUNDS

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ANNUAL ACCOUNT SERVICE FEES

    Complex Base Fee                         $450,000.00*
    Per Account Fee                          $     11.00
    Closed Account Fee                       $      1.80
    Level 3 Networked Accounts               $      7.00

ACTIVITY BASED FEES

    New Account Set-up                       $5.00/Each
    Telephone Calls                          $6.00/Each
    Manual Transactions                      $1.35/Each
    Correspondence                           $2.50/Each

BANKING SERVICES (IF APPLICABLE)

    Checkwriting (per draft)                 $1.00
    ACH                                      $0.35

IRA CUSTODIAL FEES

    Annual Maintenance                       $10.00/Account

OTHER FEES

    Investor Processing                      $1.80/Investor
    12B-1 Commissions                        $1.20/Account

OUT OF POCKET EXPENSES

Out of pocket expenses, are defined as direct costs and expenses to Boston Financial/State Street Bank plus certain administrative and overhead costs, which are "passed through" to the Funds. These expenses include but are not limited to; confirmation statements, investor statements, postage, forms, audio response, telephone, records retention, customized programming/enhancements, federal wires, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the fund.

                                     Table 1

                                                            PAGE 1 of Exhibit 8d
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*The complex base fee may be allocated across the Funds consistent with
Generally Accepted Accounting Practices. Each cusip/class is considered a fund. The complex base fee is applicable up to 30 cusips. Additional cusips will cause the complex base fee to increase by $7,500 per each new cusip. The base complex fee will be reduced to $375,000 if the Funds' DDA accounts move to State Street Bank, $395,000 if shareholder check processing is not transferred to State Street Bank.

The fees detailed above are effective as of January 1, 1999 and will remain in effect until the parties mutually agree to a modified fee schedule; provided, however, that the above fees will be subject to an annual cost of living adjustment based on regional consumer price index beginning January 1, 2001, and each anniversary thereafter.

This Fee Schedule shall apply to the services to be provided by the Bank under the Transfer Agency and Service Agreement dated November 17, 1995 between the Bank and the Fund. If requested by the Fund, the Bank shall provide additional services on behalf of the Fund as may be mutually agreed upon in writing (including any additional costs or fees related thereto) between the Fund and the Bank.

BOSTON 1784 FUNDS                              STATE STREET BANK AND TRUST
COMPANY

By ______________________________              By ______________________________

Title ___________________________              Title ___________________________

Date ____________________________              Date ____________________________

                                                            PAGE 2 of Exhibit 8d